Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

Contact:             Damon Wright

                  Sr. Director, Investor Relations

                  Epicor Software Corporation

                  949/585-4509

                  dswright@epicor.com

Epicor® Provides Preliminary 2008 First Quarter

Non-GAAP Revenue, EPS Expectations

IRVINE, Calif., April 17, 2008 — Epicor Software Corporation (NASDAQ: EPIC), a leading provider of enterprise business software solutions for the midmarket and divisions of Global 1000 companies, today provided a preliminary view of its non-GAAP revenue and earnings per share expectations for the 2008 first quarter ended March 31, 2008. Non-GAAP total revenue for the 2008 first quarter is expected to be $103 to $104 million, with non-GAAP earnings per share of $0.06 to $0.07. The Company’s non-GAAP total revenue expectations do not include an expected write down of deferred revenue as a result of purchase accounting related to the acquisition of NSB Retail Systems of approximately $1.5 million. Software license revenues are expected to be approximately 17 to 18 percent of total revenue. The Company’s most recent guidance for the 2008 first quarter, provided on February 7, 2008, had non-GAAP total revenue of $112 to $115 million, with non-GAAP earnings per share of $0.16 to $0.17.

The Company said that non-GAAP revenue and earnings per share were impacted by lower than expected consulting revenue and significantly lower consulting margins during the quarter, due primarily to the Company having to provide significantly discounted work on a large consulting project with a significant amount of customization required. Additionally, the Company experienced lower than expected software license sales in its retail vertical and in international markets.

Epicor President and CEO Thomas Kelly commented, “While we previously stated that software license revenues would be relatively more unpredictable on a quarterly basis this year, especially with the integration of NSB into Epicor, the revenue shortfall and meaningful margin erosion in our consulting business was not anticipated and is unacceptable.

“Late in the first quarter, we made some significant senior management changes in our consulting organization,” Kelly said. “Consulting margins are expected to return to historic levels in the second quarter, and I am confident that this business is clearly focused on driving more profitable revenue growth than in the past.”

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Epicor Preliminary Q1 2008

During the first quarter, the Company met its targets related to the integration of NSB into Epicor, including reaching its targeted annual cost savings through the elimination of redundant positions, programs and public company expense. The Company said it took longer than expected to fully communicate its combined product strategy to current and prospective customers, as well as to industry analysts, which led to customer purchasing decisions being extended beyond the first quarter. The Company also said that international software license revenues were lower than expected for the quarter, due to deals that slipped.

“We have now fully communicated our go-forward retail strategy, and our retail business is already beginning to experience significant benefits from being the market share leader in specialty retail. We are being brought into more new and larger deals than ever before, we are focusing on our significant cross-selling opportunities to take the product and services offerings from each former standalone company into our large combined base of leading retail customers and our retail pipelines are growing. While we are disappointed in the first quarter contribution from international license revenue,” Kelly added, “international pipelines remain strong and consist of an excellent mix of deal metrics, small and large, new name and base.”

Business Outlook

The Company said it is revising its full-year 2008 non-GAAP revenue and earnings per share expectations downward to reflect its lower than expected performance in the first quarter of 2008. 2008 full-year non-GAAP total revenues are expected to be $536 to $544 million. Non-GAAP earnings per share for 2008 is expected to be $0.92 to $0.96. Non-GAAP software license revenue for the 2008 full-year is expected to be $115 to $125 million. Hardware and other revenue for the 2008 full-year is expected to be $42 to $45 million.

The Company said that it is providing its revised 2008 guidance on a non-GAAP basis. 2008 revised revenue guidance does not include an expected write down of deferred revenue as a result of purchase accounting in accordance with GAAP reporting. The Company currently expects to write off $7 to $8 million in NSB deferred revenues for the 2008 fiscal year, less than $1 million of which will be license revenue, with the remainder consisting of maintenance revenue. The Company’s 2008 full-year non-GAAP earnings per share guidance excludes current expectations for full-year amortization of intangible assets of approximately $21.0 million and full-year stock based compensation expense of approximately $7.0 million, each net of tax, and restructuring and other charges. 2008 full-year non-GAAP earnings per share expectations assume a weighted average share count of 59.5 million shares.

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Epicor Preliminary Q1 2008

Tuesday, April 29, 2008 Earnings Conference Call

Epicor expects to announce the full financial results for its first quarter of 2008 on Tuesday, April 29, 2008, aftermarket. The Company will hold an investor and analyst conference call at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time on Tuesday, April 29, 2008.

When:         Tuesday, April 29, 2008

Time:           2:00 p.m. PT

Dial in:        1 (888) 724-9493, outside the U.S. +1 (913) 312-0421

Conf ID:      Epicor 2008 First Quarter Earnings Call

Webcast:     http://ir.epicor.com

On the call, President and CEO Tom Kelly and Executive Vice President and CFO Michael Piraino, will review 2008 first quarter earnings and the Company’s outlook for the 2008 second quarter and the 2008 full-year. Investors and analysts are invited to participate on the call. Please dial in approximately ten minutes prior to start time. A live audio-only webcast of the call will be made available to the public on the Company’s Web site at http://ir.epicor.com and will be archived for thirty days following the call on the Company’s Web site.

About Epicor Software Corporation

Epicor is a global leader dedicated to providing integrated enterprise resource planning (ERP), customer relationship management (CRM), supply chain management (SCM) and professional services automation (PSA) software solutions to the midmarket and divisions of Global 1000 companies. Founded in 1984, Epicor serves over 20,000 customers in more than 140 countries, providing solutions in over 30 languages. Employing innovative service-oriented architecture (SOA) and Web services technology, Epicor delivers end-to-end, industry-specific solutions for manufacturing, distribution, retail, hospitality and services that enable companies to drive increased efficiency, improve performance and build competitive advantage. Epicor solutions provide the scalability and flexibility to meet today’s business challenges, while empowering enterprises for even greater success tomorrow. Epicor offers a comprehensive range of services with its solutions, providing a single point of accountability to promote rapid return on investment and low total cost of ownership. Epicor’s worldwide headquarters are located in Irvine, California with offices and affiliates around the world. For more information, visit www.epicor.com.

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Epicor is a registered trademark of Epicor Software Corporation. Other trademarks referenced are the property of their respective owners. The product and service offerings depicted in this document are produced by Epicor Software Corporation.

Forward-Looking Statements

Management of Epicor Software believes certain statements in this press release may constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding expected revenues (including growth rates), earnings and earnings per share (including on a

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Epicor Preliminary Q1 2008

non-GAAP basis), potential synergies and the accretive affect of the NSB transaction, tax rates, sales pipelines and opportunities, forecasting ability, target market, customer renewal rates, product release dates, technology lead, competitive advantage and other statements that are not historical fact. These forward-looking statements are based on currently available competitive, financial and economic data together with management’s views and assumptions regarding future events and business performance as of the time the statements are made and are subject to risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements.

Such risks and uncertainties include but are not limited to changes in the demand for enterprise resource planning products, particularly in light of competitive offerings; the timely availability and market acceptance of new products and upgrades; the impact of competitive products and pricing; the discovery of undetected software errors; changes in the financial condition of Epicor’s major commercial customers and Epicor’s future ability to continue to develop and expand its product and service offerings to address emerging business demand and technological trends; Epicor’s ability to integrate the NSB acquisition and recognize expected synergies; Epicor’s ability to continue to support NSB’s customers and add functionality to NSB’s products; and other factors discussed in Epicor’s annual report on Form 10K for the year ended December 31, 2007. As a result of these factors the business or prospects expected by the Company as part of this announcement may not occur. Epicor undertakes no obligation to revise or update publicly any forward-looking statements.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. In evaluating the Company’s performance, management uses certain non-GAAP financial measures to supplement consolidated financial statements prepared under GAAP.

Non-GAAP Earnings and Revenue Measures. The Company uses non-GAAP earnings and revenue measures and adjusted EBITDA in this press release. Management believes these non-GAAP measures help indicate the Company’s baseline performance before gains, losses or charges that are considered by management to be outside on-going operating results. Accordingly, management uses these non-GAAP measures to gain a better understanding of the Company’s comparative operating performance from period-to-period and as a basis for planning and forecasting future periods. Management believes these non-GAAP measures, when read in conjunction with the Company’s GAAP financials, provides useful information to investors by offering:

•	the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results;

•	the ability to better identify trends in the Company’s underlying business and perform related trend analysis;

•	a better understanding of how management plans and measures the Company’s underlying business; and

•	an easier way to compare the Company’s most recent results of operations against investor and analyst financial models.

The non-GAAP guidance measures for 2008 used by the Company is defined to include deferred revenues from NSB that are expected to be written off as required by purchase accounting in accordance with GAAP reporting, and to exclude amortization of intangible assets and stock-based compensation expense.

Management believes that the expense associated with the amortization of acquisition-related intangible assets is appropriate to be excluded because a significant portion of the purchase price for acquisitions may be allocated to intangible assets that have short lives and exclusion of the amortization expense allows comparisons of operating results that are consistent over time for both the Company’s newly acquired and long-held businesses. Management also believes that the exclusion of stock-based compensation allows for more accurate comparisons of our operating results to our peer companies because of varying available valuation methodologies, subjective assumptions and the variety of award types which effect the calculations of stock based compensation. Finally, management believes it is appropriate to exclude restructuring and other charges, which included costs associated with the integration of NSB into Epicor, because these charges are not related to the Company’s ongoing business operations and it allows for more accurate comparisons of our operating results to our peer companies.

General. These non-GAAP measures have limitations, however, because they do not include all items of income and expense that impact the Company’s operations. Management compensates for these limitations by also considering the Company’s GAAP results. The non-GAAP financial measures the Company uses are not prepared in accordance with, and should not be considered an alternative to, measurements required by GAAP, such as operating income, net income and income per share, and should not be considered measures of the Company’s liquidity. The presentation of this additional information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP measures. In addition, these non-GAAP financial measures may not be comparable to similar measures reported by other companies.